UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2016

WINGSTOP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37425	47-3494862
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5501 LBJ Freeway, 5th Floor, Dallas, Texas		75240
(Address of principal executive offices)		(Zip Code)
(972) 686-6500
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
On June 30, 2016, Wingstop, Inc. (the “Company”) entered into a new senior secured credit facility (the "Credit Facility") by and among the Company, as borrower and guarantor, Wells Fargo Bank, National Association, as administrative agent and issuing lender, and Wells Fargo Securities, LLC and Citizens Bank, National Association as joint lead arrangers and joint book runners. The Credit Facility replaces the Company’s second amended and restated credit agreement, dated March 18, 2015. The Credit Facility provides the Company with a $180.0 million senior secured credit facility, consisting of a term loan facility in the aggregate amount of $70.0 million and a revolving credit facility up to an aggregate amount of $110.0 million. The Credit Facility has a five year term and matures on June 30, 2021.
The Company will utilize proceeds from the Credit Facility to refinance $85.5 million of indebtedness under the Company's March 2015 debt facility and to finance a special cash dividend to shareholders.
The Credit Facility bears interest, at the Company’s option, at either the prime rate plus an applicable margin ranging from 1.00% to 2.00% or at an adjusted London Interbank Offered Rate (“LIBOR”) plus an applicable margin ranging from 2.00% to 3.00%, in each case based on the Company’s lease adjusted leverage ratio.
The Credit Facility is secured by a first-priority security interest in substantially all of the Company’s assets. Obligations under the Credit Facility are guaranteed by the Company and it's subsidiaries.
The Credit Facility contains customary provisions for financings of this type, including, without limitation, representations and warranties, affirmative and negative covenants and events of default. The Company is also required to maintain a specified lease adjusted leverage ratio and a specified fixed charge coverage ratio.
The foregoing description of the Credit Facility is a general description and is qualified in its entirety by reference to the Credit Facility attached hereto as Exhibit 10.1 and incorporated by reference herein.
Item 2.03. Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information set forth in Item 1.01 above is incorporated herein by reference.
Item 8.01 Other Events
On June 30, 2016, the Board of Directors of the Company (the “Board”) declared a special cash dividend of $2.90 per share payable on July 15, 2016 to its holders of common stock of record as of July 12, 2016. The dividend, totaling an aggregate payment of approximately $83.2 million, will be funded through existing cash and proceeds from the Credit Facility. A portion of the special dividend that is equal to the Company’s current and accumulated earnings and profits through fiscal year end December 31, 2016 will be taxable to shareholders as a qualified dividend for U.S. federal income tax purposes. The Company expects approximately 80% - 90% of the special dividend will be in excess of the current and accumulated earnings and profits. The excess amount will be treated as a nondividend distribution for U.S. federal income tax purposes, which will reduce the tax basis of a shareholder’s common shares. If the nondividend distribution exceeds the shareholder’s basis in its common stock, the remainder of the nondividend distribution in excess of the shareholder’s basis will be treated as a capital gain.
The Company intends to provide a preliminary estimate of its accumulated earnings and profits through fiscal year end December 31, 2016 in the Investor Relations section of its website (www.wingstop.com). Since the earnings and profits amount will not be finalized until the Company completes its corporate income tax returns for the December 31, 2016, fiscal year, the Company expects to provide final information as soon as it is available, but no later than October 2017.

The full text of the press release is attached to this Form 8-K as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits
10.1 Credit Agreement dated June 30, 2016, by and among Wingstop, Inc., as borrower and guarantor, Wells Fargo Bank, National Association, as administrative agent and issuing lender, and Wells Fargo Securities, LLC and Citizens Bank, National Association as joint lead arrangers and joint book runners.
99.1 Press Release, dated June 30, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Wingstop, Inc.
(Registrant)

Date:	June 30, 2016	By:	/s/ Charles R. Morrison
President and Chief Executive Officer (Principal Executive Officer)

EXHIBIT INDEX

Exhibit Number	Description
10.1
Credit Agreement dated June 30, 2016, by and among Wingstop, Inc., as borrower and guarantor, Wells Fargo Bank, National Association, as administrative agent and issuing lender, and Wells Fargo Securities, LLC and Citizens Bank, National Association as joint lead arrangers and joint book runners.

99.1	Press Release, dated June 30, 2016.